Exhibit 3.1

Certificate of Amendment No. 1 of
the Amended and Restated Certificate of Incorporation of
Diamondback Energy, Inc.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Diamondback Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The name of the Corporation is Diamondback Energy, Inc.
2. Article IV of the Corporation’s Amended Restated Certificate of Incorporation is hereby amended by striking Section 4.1 in its entirety and replacing it with the following:
“Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 210,000,000 shares, divided into two classes consisting of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”
3. The above-referenced amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Diamondback Energy, Inc. has caused this Certificate of Amendment to be executed as of December 7, 2016.

DIAMONDBACK ENERGY, INC.

By:	/s/ Randall J Holder
Name:	Randall J Holder
Title:	Vice President and Secretary